Exhibit 4.9

STRICTLY PRIVATE & CONFIDENTIAL
ADDRESSEE ONLY
Mac Millington
Managing Director, Business to Consumer Banking

25th July 2000

Dear Mac,

As you know the PRC is carrying out a comprehensive review of the company's executive remuneration arrangements.

An outcome of this is a decision to increase your salary to £265,000 with effect from 1st August 2000. I will, of course, write to you again if and when the PRC makes any other changes.

Your sincerely,

John King
Human Resources Director

STRICTLY PERSONAL ADDRESSEE ONLY Mr M J Millington Group IT Director Abbey House AH M4 02	Abbey National plc Abbey House 201 Grafton Gate East Milton Keynes MK9 1AN Telephone 01908 343289 Facsimile 01908 343687 E-mail jking1@abbeynational.co.uk

John King Human Resources Director
JK/KB/141 16th May, 2000

Dear Mac

Following the recent Board announcement I am writing to confirm your appointment as Managing Director, Business to Consumer Banking with effect from 1st June, 2000. To reflect your increase in responsibilities your salary will be increased to £225,000 from 1st June, 2000. You will be based in our Baker Street offices but, as with all executive appointments you will be expected to travel, both within and outside the UK, as and when it is necessary to discharge your responsibilities. All other terms and conditions will remain unchanged.

As we discussed, the whole subject of Director's remuneration will be considered by the PRC in the middle of the year and this increase in no way anticipates the outcome of that review.

Please accept my best wishes on this appointment.

Yours sincerely

John King
Human Resources Director

The Abbey National Group comprises Abbey National plc and its subsidiary group of companies.
Abbey National plc Registered Office: Abbey House, Baker Street, London NW1 6XL Reg. No. 2294747. Registered in England.	CPLH 0254

STRICTLY PERSONAL ADDRESSEE ONLY Mr M J Millington Group IT Director Abbey House AH M4 02	Abbey National plc Abbey House 201 Grafton Gate East Mil|ton Keynes MK9 1AN Telephone 01908 343289 Facsimile 01908 343687 E-mail jking1@abbeynational.co.uk

John King Human Resources Director
JK/KB/117 17th April, 2000

Dear Mac

Variation to your Contract of Employment

The Personnel and Remuneration Committee has agreed to an amendment to the Executive Managers’ Redundancy Agreement. Clause 12.2 of your Contract of Employment sets out the terms which apply in the event of your redundancy and incorporates the Executive Managers' Redundancy Agreement.

I am enclosing a copy of the amended clause, Schedule 2, which replaces the existing Clause 12.2 in your Contract with effect from 1st March, 2000 and should be substituted for it. All other terms of your Contract of Employment remains the same.

Yours sincerely

John King
Human Resources Director

Enc:

The Abbey National Group comprises Abbey National plc and its subsidiary group of companies.
Abbey National plc Registered Office: Abbey House, Baker Street, London NW1 6XL. Reg. No. 2294747. Registered in England.	CPLH 0254

SCHEDULE 2

STATEMENT OF TERMS APPLICABLE TO SENIOR EXECUTIVES AND
EXECUTIVE MANAGERS OF ABBEY NATIONAL PLC IN THE EVENT OF
INVOLUNTARY REDUNDANCY

1.	Definition

Abbey National plc ("the Company") adopts the definition of redundancy given in Section 136 of the Employment Rights Act 1996 ("the Act"). Redundancy is there defined as a situation where:

(a) the employer has ceased or intends to cease to carry on the business for the purposes of which the employee was employed by the employer; or

(b) the employer has ceased or intends to cease to carry on the business in the place at which the employee was contracted to work, or

(c) the requirements of that business for employees to carry out work of a particular kind, has ceased or diminished or are expected to cease or diminish, or

(d) the requirements of that business for employees to carry out work of a particular kind, in the place at which they were contracted to work, have ceased or diminished or are expected to cease or diminish.

2.	Measures to Avoid Redundancy

It is acknowledged that natural wastage can assist in the prevention of redundancy in some circumstances but the Company will make every effort to avoid or reduce the need for redundancy where in itself natural wastage is insufficient.

Every effort will also be made to re-deploy personnel affected by redundancy into suitable jobs. Due regard has to be given to the match between the skills the possibility of retraining to effect a match. Other factors such as location and domestic arrangements may have to be considered.

3.	Terms of Severance

3.1	The following terms are applied to those employees who leave the Company by way of redundancy. A person is redundant if he or she occupies a job which has been declared redundant and no suitable alternative employment has been offered. In these terms, "length of service" means the period of continuous employment as defined in the Act.

3.2	The redundancy payment shall be equal to 3.25 x one week's pay for each completed year of service subject to:

	(a)	a minimum payment of:

	–	26 weeks' pay if service is less than 2 years;
	–	40 weeks' pay if service is 2 years or over but less than 5 years;
	–	52 weeks' pay if service is 5 years or over, and

	(b)	a maximum payment of 104 weeks' pay.

3.3		Where an employee is not required to serve all or part of his contractual notice period, he shall (in addition to any payment under clause 3.2 above) receive a payment in lieu of notice (as defined in the Contract of Employment).

3.4		Where the effective date of termination of employment falls within the twenty-four months prior to the employee's 60th birthday, the redundancy payment calculated under clause 3.2 shall be reduced by one twenty-fourth for each complete month worked by the employee during the said twenty four month period (e.g. where there are only two full months to the employee's 60th birthday, the redundancy payment shall be two twenty-fourths of the calculated amount), but subject to a minimum payment of not less than the amount to which the employee would be entitled under the Act.

4.	Planning

The Company recognises that consultations on the possibility of redundancy arising should take place as early as is practicable and that wherever possible this should be in advance of any legal commitment which might from time to time arise by law.

5.	Selection for Redundancy

The following criteria will be borne in mind in the selection of people for redundancy:

	–	Those employees who have long periods of continuous service with the Company have a greater claim to retain their employment with the Company than those of shorter service if all other factors are equal. However, this shall only be one of the factors which will be considered in selecting for redundancy.

	–	The part(s) of the Company affected by the redundancies shall be defined and account taken of the spread of jobs within the department(s), function(s) or area(s) affected.

	–	The Company will give weight in its consideration to the standard of work and the general performance and potential of the individuals affected in selecting which employees are to be made redundant. The Company would be particularly concerned to ensure that it retained those personnel whose abilities and commitment ensured maximum efficiency at this senior level.

	–	The Company would take account of the geographical location of the redundancies in proposing a list of those to be made redundant. In particular the practicability of transfer as an alternative would be considered fully.

6.	Terms of Transfer

6.1	Where it is possible to transfer a person to avoid redundancy, provided that the person concerned has the necessary skills and potential to fill the job, this option will be used.

6.2	Where a post becomes redundant, the Company will seek to place the affected employee in a comparable alternative post. Where such post is offered the employee will not be regarded as being redundant and therefore will not be entitled to a redundancy payment on the terms set out in Clause 3 above. In deciding whether an alternative post is comparable, account will be taken of the location of the post and the nature and level of responsibilities.

6.3	In some circumstances the Company may offer the employee an alternative post which, because of the location or nature of the duties, is not fully comparable with their previous role. In these cases the post will be offered on the basis of a trial period. The length of the trial period shall be determined by the Company and shall be at least equivalent to the period of notice required under Section 86 of the Act, subject to a minimum of one month and a maximum of six months. At the end of the trial period, the Company or the employee shall have the right to terminate the contract and in such circumstances the employee shall retain the right to a severance payment as set out in Clause 3 above.

6.4	In the event of a person being offered, and accepting, a transfer to a lower grade post, the Company shall determine whether or not any salary reductions shall apply (and, if so, on what basis they shall take effect) and the basis on which general salary increases shall be calculated in respect of the new post.

6.5	On transfer the employee shall receive a statement in writing of all aspects of the new post (e.g. what the work is, where it is located, the job grade of the post and the change in terms and conditions implied by the transfer).

7.	Mortgage Arrangements

7.1	Where an employee who becomes redundant has a mortgage or part mortgage at a staff concessionary rate then that mortgage, or part mortgage, will continue at staff rate for six months in the case of a person who has less than two years of service and for one year in the case of a person who has two years or more of service.

7.2	No decisions will be taken relating to the mortgage of a redundant employee without the involvement of the Human Resources Director.

7.3	In the event that the former employee moves house, either to take up new employment or to reduce the mortgage commitment, the Company will, after discussion with the individual, be prepared to consider varying its normal lending policies in respect of the size of the advance and the repayment arrangements.

7.4	Where a move is made for the reasons set out in Clause 7.3 above and for a period of less than two years from the date of expiry of the period of notice the Company will not charge a valuation fee for an advance on another property.

The provisions outlined in Clauses 7.1 to 7.4 above are not intended to be an exhaustive statement of the Company's policy or position but merely indicate areas in which the Company would offer assistance to employees affected by redundancy.

8.	Pension Arrangements

(These provisions apply to members of the Abbey National Amalgamated Pension Scheme only)
8.1	Subject always to clause 8.2 below, employees who are made redundant and are 50 years of age or over may apply for early retirement. The Company will normally recommend to the trustees of the Pension Scheme that such requests be granted on the following basis and subject to any limits laid down by the Occupational Pensions Regulatory Authority, the Inland Revenue or the Rules of the Scheme:

	8.1.1	where the employee has less than five years' service, the normal terms of the Scheme will apply;

	8.1.2	where the employee has five years or over but less than ten years' service, one year will be added to their pensionable service and the actuarial reduction will be lessened by one year;

	8.1.3	where the employee has service of ten years or over, two years will be added to their pensionable service and the actuarial reduction will be lessened by two years.

8.2	Clause 8.1 shall be subject to the following provisions:

	8.2.1	In all cases, the addition to service referred to in clause 8.1.2 and 8.1.3 shall not be greater than the employee's prospective service to his or her 60th birthday.

	8.2.2	Employees with thirty-three and a third years' service or more and employees with less than thirty-three and a third years' service who, through paying additional voluntary contributions, have achieved their maximum pension entitlement shall not have any more years added to their pensionable service or be entitled to any form of cash payment in lieu of the enhancements described above.

	8.2.3	The periods of one and two years respectively referred to in clauses 8.1.2 and 8.1.3 above (both with regard to addition to pensionable service and actuarial reduction) shall be reduced by any period of notice served by an employee under a contract of employment (whether actually worked or taken as garden leave).

8.3	People who opt for early retirement shall not forego payments to which they are entitled under Clause 3 above except in the circumstances set out in Clause 3.3 above.

8.4	A member of the Abbey National Amalgamated Pension Scheme who leaves the service of the Company by reason of redundancy and who neither takes an immediate pension nor receives a refund of contributions made to the Scheme will be entitled to a deferred pension commencing at his/her normal pension date (as defined in the Rules of the Scheme) or to transfer his/her pension under the Rules of the Scheme. Any deferred pension will be calculated in accordance with the Rules of the Scheme and will be subject to increase throughout the period from the date of expiry of the period of notice to the Normal Pension Date. The increase will be calculated in accordance with the

Rules of the Scheme and such legislative provisions as may be operative at the time.

9.	Legal Rights

No employee shall forfeit any legal rights under these arrangements.

C E R T I F I E D  C O P Y

DATED 18th January 1999

ABBEY NATIONAL plc

and

MR M MILLINGTON

CONTRACT OF EMPLOYMENT

I certify this to be a true copy of the original Contract

Gwyn Malkin
Solicitor
Legal Services Director
Abbey National plc

20 January 1999

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CONTRACT OF EMPLOYMENT

OF:	MALCOLM JOHN MILLINGTON

TITLE:	GROUP IT DIRECTOR

DATED:	18th January 1999

This Contract set out the terms on which Abbey National plc ("the Company" or "we" or "us") employs you.

1.	Title and Duration of Employment

1.1	The Company will employ you, and you will work for us as Group IT Director. We reserve the right at all times throughout your employment to amend your job title to take into account the changing needs of our business and your role within it.

1.2	Your employment as Group IT Director will begin on 1 January 1999 and will continue (subject to earlier termination as provided in clause 12 below) until terminated by either the Company's giving you 12 months' prior notice in writing or your giving the Company 6 months' prior notice in writing.

1.3	Your continuous employment with the Company began on 2 June 1975.

1.4	The Company's retirement age for both men and women is the first of the month following their 60th Birthday. Unless your employment has terminated at an earlier date, your employment will terminate without any further notice on that date.

2.	Duties

2.1	You will at all times during your employment (unless prevented by incapacity) devote your whole time and attention exclusively to the business of the Company (and any Associated Company in which you are or may from time to time be involved) and perform such duties as the Board shall from time to time require.

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2.2	You are responsible to the Board for the execution of agreed policies and for effective management of the Company towards the achievement of objectives agreed with the Board from time to time.

2.3	Subject to the Companies Act 1985 (and any Statutory Instruments made thereunder) and the Memorandum and Articles of Association of the Company, you will be a member of the Board of Directors with effect from 1 January 1999. You will receive a separate letter confirming that appointment.

2.4	You may also be appointed as a Director of any Associated Company on such terms particular to that appointment which are additional to and not in substitution for the terms of this Contract as the Board may from time to time determine.

2.5	You will not without the prior written consent of the Board be employed, engaged, concerned or interested or hold any directorships in any business or activity other than the business of the Company and its Associated Companies save as a registered holder of not more than 3% of any class of publicly quoted securities of any company.

2.6	You will promptly disclose to us and keep confidential all inventions, copyright works, designs or technical know-how conceived or made by you alone or with others in the course of your employment. You will hold all such intellectual property in trust for the Company and will do everything necessary or desirable at our expense to vest the intellectual property fully in the Company and/or to secure patent or other appropriate forms of protection for the intellectual property. Decisions as to the protection or exploitation of any intellectual property shall be in the absolute discretion of the Company.

3.	Place and Hours of Work

3.1	While your principal place of work will be at the Company's office in Milton Keynes, you will work at and/or travel to such places (inside or outside the United Kingdom) as your duties or the Board may require from time to time.

3.2	You will work such hours (including as a minimum the normal office hours of 9.00 a.m. to 5.00 p.m. Monday to Friday inclusive at your place of work) as are needed for the proper performance of your duties. You will not be entitled to additional pay for overtime.

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4.	Remuneration

4.1	You will be paid an annual salary of £200,000 (two hundred thousand pounds) which shall accrue daily and is payable by equal monthly instalments on or about the 19th day of each month by credit transfer to an account with the Company or to another suitable bank account nominated by you.

4.2	Your salary is deemed to include any fees receivable for holding any office of Director in the Company or its Associated Companies.

4.3	Your salary will be reviewed by the Remuneration Committee in or about December of each year when it may be adjusted dependent upon your performance during the year under review. Any such adjustments shall be implemented on or about the following January or such other time as the Board shall determine.

5.	Pension

You will be eligible to participate in the Company's Pension Scheme subject to its Deed and rules from time to time.

6.	Car

6.1	Subject to your holding a current full driving licence for motor cars valid in the United Kingdom you are eligible to participate in the Company's car scheme as separately defined and described.

6.2	Should you participate in the Company's car scheme, you agree to comply with the terms of the scheme.

7.	Discretionary Benefits

7.1	The Company also provides a number of discretionary benefits. The number and type of benefits may vary from time to time but they currently comprise

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(i)	a concessionary rate mortgage which is subject to the Company's normal lending criteria and to any Company Act 1985 requirement;

(ii)	a profit sharing scheme, the terms of which and the performance criteria shall be advised to eligible employees at the time they are made available;

(iii)	from time to time the Company may decide to offer Executive Management and Executive Committee Bonus Schemes and make bonus payments under them at its discretion. The terms of any such Schemes will be advised to eligible employees at the time that they are made available

7.2	These benefits do not form part of your contractual terms. Whether the Board may grant, vary or withdraw any or all is within its absolute discretion.

8.	Holidays

8.1	In addition to normal Bank and public holidays, you are entitled to 29 working days holiday in each year from January to December to be taken at such time or times as are agreed with the Chief Executive. You will not, without the consent of the Chief Executive, carry forward any unused part of your holiday entitlement to a subsequent year.

8.2	For the year during which your appointment commences or terminates, your holiday entitlement will be calculated pro rata to the number of complete months of your employment by the Company during that year. On termination of your appointment (unless you have been summarily dismissed under clause 12 below) you will either be entitled to pay in lieu of outstanding holiday entitlement or be required to repay to the Company any salary received for holiday taken in excess of your actual entitlement.

9.	Illness Pay

9.1	If you are unavoidably absent from work due to illness, injury or other incapacity, you will report this fact to the Company before 12 noon, where practicable, on the first day of absence and thereafter in accordance with the self-certification and Statutory Sick Pay Regulations a copy of which is available for inspection from the Personnel Department.

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9.2	If You are absent from work due to illness, injury or other incapacity duly certified in accordance with the provisions of clause 9.1 above, you will be paid your normal rate of pay for the first six months and half rate of normal salary during the next six months in accordance with Statutory Sick Pay Regulations provided that such remuneration shall be inclusive of any Statutory Sick Pay to which you are entitled by law.

10.	Medical Examinations

During employment on an annual basis and/or at any intervening time and at the request and expense of the Company you will agree to be examined by a registered medical practitioner to be selected by the Company and permit the results to be made available to the Chairman of the Board or such other officer of the Company nominated by him.

11.	Confidential Information

11.1	You acknowledge:

	(i)	that the Company and every Associated Company possess a valuable body of Confidential Business Information;

	(ii)	that your job will give you access to Confidential Business Information in order that you may carry out your duties as employee;

	(iii)	your duties as an employee include, without limitation, a duty of trust and confidence and a duty to act at all times in the best interests of the Company.

11.2	You agree that during the period of your employment by the Company you will:

	(i)	abide by any Company policy which may be issued from time to time;

	(ii)	not directly or indirectly disclose to any person, firm or company or use other than for any legitimate purposes of the Company or Associated Company any Confidential Business Information;

	(iii)	return to the Company upon request and, in any event, on termination of your employment, all documents, computer discs and tapes and other tangible items in

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your possession or under your control which belong to the Company or any Associated Company which contain or refer to any Confidential Business Information;

	(iv)	if so requested by the Company, delete all Confidential Business Information from any computer discs, tapes or other reusable material in your possession or under your custody or control and destroy all other documents and tangible items in your possession or under your custody or control which contain or refer to any Confidential Business Information.

11.3		You agree that you will not at any time after termination of your employment disclose to any person, firm or company, or make use of, any Confidential Business Information.

11.4		For the purposes of this paragraph, "Confidential Business Information" shall mean all and any information (whether or not recorded in documentary form or on computer disc or tape) relating to the business methods, corporate plans, management systems, finances or financial affairs, maturing new business opportunities or research and development projects of the Company or any Associated Company and trade secrets, secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company or any Associated Company and other information to which the Company or any Associated Company attaches an equivalent level of confidentiality or in respect of which it owes an obligation of confidentiality to any third party

	(i)	which you shall acquire at any time during your employment by the Company (or acquired during any previous employment with an Associated Company) and

	(ii)	which is not readily ascertainable by persons not connected with the Company or any Associated Company either at all or without a significant expenditure of labour skill or money.

11.5		Each provision of this clause 11 is independent and severable from the remaining provisions and enforceable accordingly. If any provision of this clause 11 shall be unenforceable for any reason but would be enforceable if part of its wording were deleted it shall apply with such deletions as may be necessary to make it enforceable.

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11.6		You will comply (and ensure that your spouse and any minor children comply) with all applicable rules of law or codes, London Stock Exchange regulations and any code of conduct of the Company from time to time in force in relation to dealings in shares, debentures or other securities of the Company or any Associated Company.

12.		Termination of Employment

12.1		The Company can dismiss you without prior notice or pay in lieu (and you will not be entitled to compensation or damages) if you:

	(i)	commit any act of gross misconduct or gross incompetence or repeat or continue (after written warning) any other breach of your obligations under this Contract of Employment; or

	(ii)	are guilty of any conduct which in the reasonable opinion of the Board brings the Company into disrepute; or

	(iii)	are convicted of any criminal offence which in the reasonable opinion of the Company is sufficiently serious in nature to warrant your immediate dismissal; or

	(iv)	commit any act of dishonesty; or

	(v)	become bankrupt or make any arrangement or composition with your creditors generally, suffer any execution against your effects or have an Administration Order made against you; or

	(vi)	if you are disqualified from holding office in another company in which you are concerned or interested because of wrongful trading under the Insolvency Act 1986; or

	(vii)	if you are convicted of an offence under the Companies Securities (Insider Dealing) Act 1985, or under any other present or future statutory enactment or regulations relating to insider dealings; or

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	(viii)	if you resign as a Director of the Company or any Associated Company (otherwise than at the request of the Company or by rotation in accordance with the Articles of Association of the Company or Associated Company) or otherwise through your own act or default cease to be a director of the Company or Associated Company.

12.2	If your employment is terminated by reason of redundancy (as defined under the Employment Rights Act 1996) you will be entitled to a redundancy payment calculated in line with the Executive Manager's Redundancy Agreement.

12.3	Upon termination of this contract (for whatever reason) you will, at the request of the Company,

	(i)	resign from office as a Director of the Company and of any Associated Companies without claim for compensation and, in the event of your failure to do so, the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign and deliver such resignation or resignations to the Company and to any Associated Companies;

	(ii)	return all the Company's or Associated Company's documents, computer discs or tapes and all other property in your possession and control belonging to or containing any confidential information of the Company's business which you have received as a Director.

12.4	Notwithstanding the termination of this Contract, its terms shall remain in full force and effect to the extent that and in respect of any of your obligations which are expressed to operate after termination or are of a continuing nature and may be enforced against you accordingly.

12.5	If your employment under this contract is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and you are offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions no less favourable than the terms of this Contract then you shall have no claim against the Company in respect of the termination of your employment under this Contract.

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12.6	If either you or the Company serves notice on the other to terminate your employment the Company may in its absolute discretion either pay you in lieu of notice or require you to take 'garden leave' for all or part of the remaining period of your employment.

If you are asked to take garden leave you:

	(i)	may not attend your place of work or any other premises of the Company or any Associated Company;

	(ii)	may be asked to resign immediately from any offices you hold as Director in the Company or any Associated Company:

	(iii)	may not be required to carry out duties during the remaining period of your employment;

	(iv)	must return to the Company all documents and other materials (including copies) belonging to the Company or Associated Companies containing Confidential Business Information;

	(v)	may not without the prior written permission of the Company contact or attempt to contact any client, customer, supplier, agent, professional adviser, broker or banker of the Company or any Associated Company or any employee of the Company or any Associated Company.

During any period of garden leave you will continue to receive your full salary and benefits.

13.	Miscellaneous

13.1	The further particular terms of employment which must be given to you under the Employment Rights Act 1996 are:

	(i)	A Contracting-Out Certificate pursuant to the provisions of the Social Security Pensions Act 1975 is held by the Company in respect of your employment.

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(ii) Any disciplinary or grievance matter between you and the Company will be dealt with between you and the Chief Executive or such other director as the Chief Executive may nominate.

13.2	This Contract and the documents referred to sets out the entire agreement and understanding between you and the Company and is, subject to the provisions under clause 1.3 relating to continuity of employment, in substitution for any previous contracts of employment or for services, all of which are deemed to have been terminated by mutual consent.

13.3	Your terms and conditions of employment are reviewed by the Remuneration Committee from time to time. You will be notified in writing by the Company of any changes to these terms and conditions.

13.4	The Company will reimburse to you all travelling, hotel, entertainment and other expenses reasonably incurred by you in the proper performance of your duties subject to your complying with Company guidelines issued from time to time in this respect and to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.

13.5	We will issue you with a charge or credit card which you must only use for Company and Associated Company business purposes.

13.6	Any notice given under this contract must be in writing. If you wish to terminate your employment, notice will be regarded as properly served if you give it to the Chief Executive of the Board or send it by post to the Chief Executive at the Company's registered office. If the Company wishes to terminate your employment, notice will be regarded as served if given to you personally or if sent by prepaid post to your last known home address.

14.	Interpretation

14.1	Any reference in this Contract to any Act or legislation made under any Act shall include any statutory modification or re-enactment of it or the provision referred to.

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14.2	"Associated Company" means a subsidiary and any other company which is for the time being a holding company of the Company or another subsidiary of any such holding company and the expressions "subsidiary company" and "holding company" shall have the meaning given to them under Section 736 of the Companies Act 1985, or such other company or joint venture arrangement in which the Company has or from time to time has an interest.

14.3	"The Board" means the Board of Directors of Abbey National plc for the time being including any committee of the Board duly appointed by it.

14.4	"The Chairman" means the person for the time being who is Chairman of the Board.

14.5	"The Chief Executive" means the person for the time being who is Chief Executive of the Company.

14.6	The "Remuneration Committee" means a committee for the time being of the Board who are non-executive directors.

14.7	This Contract is governed by and shall be construed in accordance with English law and the English Courts shall have exclusive jurisdiction.

This contract is executed as a Deed on the date first mentioned above.

The Common Seal of ABBEY NATIONAL plc was hereunto affixed by Order of the Board of Directors in the presence of:

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